Exhibit 99.1

NEWS RELEASE

[MAVERICK TUBE CORPORATION LOGO]

For further information contact

Richard Preckel, 636-733-1600

MAVERICK TUBE CORPORATION TO ACQUIRE EXCHANGEABLE SHARES OF MAVERICK TUBE (CANADA) INC.

ST. LOUIS, August 15, 2005 – Maverick Tube Corporation ("Maverick") (NYSE:MVK) and its Canadian subsidiary, Maverick Tube (Canada) Inc. ("Maverick Canada"), announced today that the board of directors of Maverick Canada has selected September 30, 2005 as the Automatic Redemption Date for the exchangeable shares of Maverick Canada (TSX:MAV). The exchangeable shares of Maverick Canada, which were issued in conjunction with Maverick's acquisition of Prudential Steel Ltd. in 2000, will be exchanged for common shares of Maverick on a one-for-one basis on September 30, 2005.  Under the exchangeable share provisions Maverick has the right, which right has been exercised, to acquire the remaining exchangeable shares.

Of the original 15.8 million exchangeable shares of Maverick Canada issued, approximately 1.3 million shares remain outstanding.  For financial reporting purposes, the exchangeable shares of Maverick Canada are already included in Maverick's outstanding share count.  Therefore, no change in the number of shares of common stock outstanding will result from the exchange.  A notice providing further details will be mailed to the holders of exchangeable shares of Maverick Canada.

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.

This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company.  There is no assurance that such assumptions will prove to be accurate.  Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.